Exhibit 4.1

P.O. Box 2600

Valley Forge, PA 19482-2600

January 3rd, 2020

SeaChange International, Inc.

50 Nagog Park

Acton, MA 01720

RE:    Tax Benefits Preservation Plan Determination Letter

Dear Ladies and Gentlemen:

Reference is made to the Tax Benefits Preservation Plan (as amended, the “Plan”), dated as of March 4, 2019, by and between SeaChange International, Inc. (the “Company”) and the Rights Agent named therein, and to certain provisions regarding stock ownership contained in the Plan, which generally treat any Person that, together with all Affiliates and Associates of such Person, Beneficially Owns 4.9% or more of the Company’s then-outstanding Company Securities as an Acquiring Person. Except as otherwise indicated, terms used herein have the meanings provided in the Plan.

The Vanguard Group, Inc., together with its subsidiaries (collectively, “Vanguard”), acts, or may in the future act, as the investment advisor of various investment funds and accounts (collectively, the “Funds” and, together with Vanguard, the “Vanguard Investors”). The Vanguard Investors may, from time to time, own stock or other securities convertible into or exercisable for stock of the Company.

In connection with the determination by the Board of Directors of the Company (the “Board”) that, pursuant to clause (v) of the definition of “Acquiring Person”, each Vanguard Investor should be treated for purposes of the Plan as a separate entity (an “Entity”) within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations, and accordingly, that (i) each Vanguard Investor separately constitutes a “Person” within the meaning of the Plan, (ii) no Vanguard Investor should be treated as an “Affiliate” or

P.O. Box 2600

Valley Forge, PA 19482-2600

“Associate” of any other Vanguard Investor within the meaning of the Plan by reason of being a member with any other Vanguard Investor in an Entity, and (iii) no Vanguard Investor should be treated as the Beneficial Owner of any Company Securities owned by any other Vanguard Investor by reason of being a member with any other Vanguard Investor in an Entity (the “Determination”), Vanguard hereby represents and warrants as follows:

1.

The Vanguard Group, Inc. is and will continue to be an investment advisor within the meaning of 17 CFR § 13d-1 (b)(1)(ii)(E) as it relates to the Company Securities identified on any Section 13 filings with the Securities and Exchange Commission and will not perform any activities with respect to the Company Securities held by the Funds that would be outside the scope of an investment advisor.

2.

Neither Vanguard nor any other Vanguard Investor has made or will make any filing of Schedules 13D or 13G with the Securities and Exchange Commission on behalf of two or more Vanguard Investors with respect to the Company Securities affirming the existence of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.

3.

No Fund holds, has ever held, or will hold, taking into account any applicable constructive ownership rules, including those under Section 1.382-2T(h) of the Treasury Regulations, an economic interest of 4.9% or more of the then-outstanding Company Securities as of the date hereof or at any time in the future.

4.

Except for the economic ownership by Vanguard itself of no more than 1% of the then-outstanding Company Securities, Vanguard holds and will hold Company Securities on behalf of the Funds but Vanguard does not have, has never had, and will not have, the right to the dividends or proceeds from the sale or other disposition of any such Company Securities, including the Company Securities held by other Vanguard Investors.

5.	None of the Vanguard Investors has acquired, or will acquire, Company Securities for the purpose of gaining control of the Company.

6.

Neither all of the Vanguard Investors collectively nor any subset thereof have, have ever had, or will have any formal or informal understanding amongst themselves to make any coordinated acquisitions of Company Securities, and the decision of each Vanguard Investor to acquire Company Securities is not, never has been, and never will be based on the investment decision of any other Vanguard Investor.

P.O. Box 2600

Valley Forge, PA 19482-2600

7.	Neither all of the Vanguard Investors collectively nor any subset thereof is an Entity.

8.

Vanguard understands that the Board retains the right to revoke or modify the Determination if the Board, in its reasonable discretion, determines that Beneficial Ownership of Company Securities by the Vanguard Investors would jeopardize or endanger the availability to the Company of its Tax Benefits, but would notify Vanguard in writing thirty (30) calendar days prior to any such revocation or modification.

9.

Vanguard will promptly notify the Company if it or any other Vanguard Investor has a change in circumstances that makes any of the representations or covenants in this letter materially untrue. Vanguard agrees to cooperate with the Company if the Company reasonably requests information form Vanguard regarding the number of Company Securities owned by each Vanguard Investor.

10.	Vanguard understands that the Company will rely on the truth and accuracy of the statements contained in this letter in issuing the Determination.

11.

Vanguard understands that the Determination will be revoked, at the Company’s discretion, to the extent that any of the representations, warranties, conditions or provisions contained this letter are breached or cease to be true, correct and complete in any material respect.

P.O. Box 2600

Valley Forge, PA 19482-2600

Upon confirmation of each of the above conditions, the Plan will not apply to the Vanguard Investors as though (i) they are collectively a single Person under the Plan, (ii) they are Affiliates or Associates under the Plan by reason of being a member with any other Vanguard Investor in an Entity, or (iii) any Vanguard Investor is the Beneficial Owner of any Company Securities owned by any other Vanguard Investor by reason of being a member with any other Vanguard Investor in an Entity.

Sincerely,

The Vanguard Group, Inc.

By:	/s/ Laura Merianos
	Name:	Laura Merianos
	Title:	Principal

Accepted and Agreed
SeaChange International, Inc.

By:	/s/ Michael D. Prinn
Name:	Michael D. Prinn
Title:	CFO

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